Exhibit 10.10

July 2, 2015

By Hand

Christopher Rondeau

Dear Chris:

This letter (the “Agreement”) confirms the terms and conditions of your continued employment with Planet Fitness, Inc. (“Parent”) and Planet Fitness Holdings, LLC (“Holdings”, and together with Parent, the “Company”), and amends and restates in its entirety the employment agreement between you and Holdings dated as of November 8, 2012, as subsequently amended on January 21, 2013. This Agreement shall be effective as of the date prior to the date of the initial public offering of Parent’s common stock.

1. Position and Duties.

(a) You will continue to be employed by the Company, on a full-time basis, as the Chief Executive Officer of Holdings and of Parent. In addition, you may be asked from time to time to serve as a manager, director or officer of one or more of the Company’s Affiliates, without further compensation.

(b) You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them.

(c) You agree to comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time.

2. Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates and subject to your full performance of your obligations hereunder, you will be provided with the following pay and benefits:

(a) Base Salary. Holdings will pay you a base salary at the rate of $500,000 per year, payable in accordance with the regular payroll practices of Holdings and subject to upward adjustment from time to time by the Board of Directors of Parent (the “Board”) or the Compensation Committee thereof (the “Committee”), in either case, in its discretion (as adjusted from time to time, the “Base Salary”).

(b) Bonus Compensation. For each fiscal year completed during your employment under this Agreement, you will be eligible to earn an annual bonus. Your target

Christopher Rondeau

July 2, 2015

bonus will be 100% of your Base Salary, with the actual amount of any such bonus being determined by the Board or the Committee, in either case, in its discretion, based on the achievement of performance goals established annually by the Board or the Committee, as applicable. Any annual bonus payable under this Section 2(b) will be paid no later than March 15th following the close of the year for which the bonus is earned.

(c) Equity Compensation. You will be eligible for equity award grants under the Company’s equity incentive plan, as in effect from time to time, at such times and in such forms as determined by the Board or the Committee in its respective discretion.

(d) Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement (e.g., a severance pay plan). Your participation in any such employee benefit plans will be subject to the terms of the applicable plan documents, generally applicable Company policies, and any other restrictions or limitations imposed by law.

(e) Vacations. You will be entitled to earn up to four (4) weeks of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(f) Business Expenses. Holdings will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other taxable year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of your employment with the Company, you have and will learn of Confidential Information, as defined below, and you have and may develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. For the avoidance of doubt, nothing in this Agreement limits, restricts or in any other way affects your

Christopher Rondeau

July 2, 2015

communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity that do not constitute attorney-client privileged information of the Company.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information that you have password protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c) Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(d) Restricted Activities. You agree that the following restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(i) While you are employed by the Company and during the one (1)-year period immediately following termination of your employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in the Business of the Company or undertake any planning to engage in the Business of the Company, in any geographic area anywhere in the world. For purposes of this Agreement, the “Business of the Company” shall mean owning, franchising or operating low-price health and fitness clubs and “low-price health and fitness clubs” shall mean health and fitness clubs that charge membership fees of thirty dollars ($30) or less per month. The foregoing, however, shall not prevent your passive ownership of five percent (5%) or less of the equity securities of any publicly traded company, or any investment by you in any Planet Fitness franchisee that predates this Agreement. During the one-year period immediately following termination of your

Christopher Rondeau

July 2, 2015

employment, regardless of the reason therefor, the Board shall determine whether or not to approve your ability to make new investments or acquisitions of ownership interests, whether in the form of debt or equity financing or any other form, in any Planet Fitness franchisee during such period, which approval, if given, shall be a general approval for all such types of investments. For the avoidance of doubt, your ownership of equity securities of Parent is in no way restricted by any of the foregoing. Further, for the avoidance of doubt, nothing in this Agreement shall require you to terminate any debt financings to any Planet Fitness franchisee in effect at the time your employment with the Company terminates.

(ii) During the Restricted Period, you will not, directly or indirectly, (A) solicit or encourage any customer or franchisee of the Company or any of its Affiliates to terminate or diminish his, her or its relationship with them; or (B) seek to persuade any such customer or prospective customer, or franchisee or prospective franchisee, of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer, or franchisee or prospective franchisee, conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer or franchisee of the Company or any of its Affiliates at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within such two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such Person during your employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of your employment or other associations with the Company or one of its Affiliates or have had access to Confidential Information which would assist in your solicitation of such Person.

(iii) During the Restricted Period, you will not, directly or indirectly, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with them; provided, however, that these restrictions shall apply only to employees and independent contractors who have provided services to the Company at any time within the immediately preceding two (2)-year period.

(iv) In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You and the

Christopher Rondeau

July 2, 2015

Company agree that, in the event of any dispute under this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs from the other party. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment relationship with the Company, shall operate to excuse you from the performance of your obligations under this Section 3.

4. Termination of Employment. Your employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a) By the Company for Cause. The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the cause. For the purposes of this Agreement, “Cause” is defined as any one of the following: (i) your intentional breach of this Agreement or of any fiduciary duty owed by you to the Company or any of its Affiliates, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your conviction of a crime of moral turpitude, (iv) your commission of a fraud, or engaging in embezzlement, theft or material dishonesty, with respect to the Company or any of its Affiliates or (v) your failure to follow lawful directions of the Board or the Board of Directors of Holdings consistent with this Agreement, which failure remains uncured for a period of fifteen (15) days following the Company’s written notice to you. Notwithstanding the foregoing, the Company will not have to provide more than one notice and opportunity to cure under Section 4(a)(v) hereof with respect to any multiple, repeated, related or substantially similar events or circumstances.

(b) By the Company Without Cause. The Company may terminate your employment hereunder at any time other than for Cause upon notice to you.

(c) Resignation by You for Good Reason. You may terminate your employment for Good Reason upon notice to the Company setting forth in reasonable detail the nature of the good reason. For the purposes of this Agreement, “Good Reason” is defined as any one of the following occurring without your written consent: (i) the Company’s relocation of you to an office located more than 35 miles from Newington, New Hampshire (other than the relocation of the Company’s headquarters to Maine), (ii) a material diminution in Base Salary or (iii) a material breach by the Company of this Agreement; provided that, in the case of either (i), (ii) or (iii), notice of the claimed Good Reason is provided within sixty (60) days of the condition being known to you and the applicable relocation, diminution or breach remains uncured for a period of thirty (30) days following your written notice to the Company. You must terminate your employment, if at all, not later than one hundred twenty (120) days following the occurrence giving rise to Good Reason; provided, however, that in the event the Company

Christopher Rondeau

July 2, 2015

provides you with the notice referred to in Section 4(a)(v) hereof, you may not seek to terminate your employment hereunder for Good Reason after receipt of such notice and prior to the date that is two (2) days following the expiration of the fifteen (15) day cure period.

(d) Resignation by You Without Good Reason. You may terminate your employment at any time upon thirty (30) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, Holdings shall pay you your Base Salary for that portion of the notice period so waived.

(e) Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement, either with or without any reasonable accommodation that may be due, Holdings will continue to pay you your Base Salary, reduced by any disability income benefits to which you are entitled, and to provide you benefits in accordance with Section 2(d) above, to the extent permitted by plan terms, for up to ninety (90) consecutive days or one hundred twenty (120) non-consecutive days of disability during any period of three hundred sixty-five (365) consecutive calendar days. If you are unable to return to work after ninety (90) consecutive days or one hundred twenty (120) non-consecutive days of disability, the Company may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

5. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, Holdings shall pay you (i) your Base Salary for the final payroll period of your employment, through the date your employment terminates, (ii) compensation at the rate of your Base Salary for any vacation time earned but not used as of the date your employment terminates, (iii) any annual bonus awarded but not yet paid for the bonus year preceding the year in which termination occurs and (iv) reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within thirty (30) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, “Final Compensation”). All Final Compensation shall be paid to you at the time prescribed by law or applicable Company policy for such payment, but, other than any bonus described in Section 5(a)(iii), in no event more than sixty (60) days following the termination of your employment.

Christopher Rondeau

July 2, 2015

(b) Severance Payments. In the event of a termination of your employment pursuant to Section 4(b) or Section 4(c) hereof, subject to Section 5(c) and 5(e) below, Holdings will pay you, in addition to any Final Compensation, twelve (12) months of your Base Salary (the “Severance”) plus a pro rata portion of the annual bonus you would have earned for the fiscal year in which your employment terminates had your employment continued for the full year (based upon actual performance) (the “Target Bonus” and together with the Severance, the “Severance Payments”). In addition, with respect to any options to purchase Parent common stock or other equity awards with respect to Parent common stock that you hold at the time of termination of your employment pursuant to Section 4(b) or Section 4(c) hereof and that are then unvested, subject to Section 5(c) and 5(e) below, upon such termination you will vest in that portion of the stock option or other award, if any, that would have vested in the calendar year in which your termination of employment occurs had you continued to remain employed by the Company, with any unvested portion of such awards (after giving effect to the accelerated vesting contemplated hereby) being terminated and forfeited upon such termination.

(c) Conditions to and Timing of Severance Payments. Any obligation of the Company to provide you the Severance Payments or the accelerated vesting of stock options and other equity awards contemplated by Section 5(b) above is conditioned on your signing and returning to the Company a timely and effective separation agreement containing a release of claims and non-disparagement provision in the form appended hereto as Exhibit A (the “Release of Claims”). The Release of Claims must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment terminates. Any Severance to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. Subject to Section 6(a), the first payment will be made on the next regularly scheduled payroll date that follows the expiration of sixty (60) days from the date your employment terminates (the “Payment Date”), but that first payment shall be retroactive to the date immediately following the date your employment terminates. Any Target Bonus to which you are entitled will be payable at such time when bonuses are payable to executives of the Company generally or, if later, on the Payment Date (and in all events in the fiscal year following the fiscal year for which it is earned).

(d) Benefits Termination. Except for any right you may have under the federal law known as “COBRA” to continued participation in the Company’s group health and dental plans at your cost, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any payment of the Severance Payments or any other payment to you following termination and you shall not be eligible to earn vacation or other paid time off following the termination of your employment.

(e) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement. The obligation of the Company to make payments or provide benefits to you under Section 5(b), and your right to retain the same, are expressly conditioned

Christopher Rondeau

July 2, 2015

upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

7. Definitions. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

(c) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or

Christopher Rondeau

July 2, 2015

copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate either to the business of the Company or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

8. Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

9. Withholding. All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Miscellaneous. This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or

Christopher Rondeau

July 2, 2015

describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a New Hampshire contract and shall be governed and construed in accordance with the laws of the State of New Hampshire, without regard to the conflict of laws principles thereof. In the event of any alleged breach or threatened breach of this Agreement, the parties agree to submit to the exclusive jurisdiction of the federal and state courts in and of the State of New Hampshire. Any obligations of Holdings to make payments or to provide benefits to you under this Agreement may be satisfied, in whole or in part, by Parent, in the discretion of the Board.

13. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

[Remainder of page intentionally left blank]

Christopher Rondeau

July 2, 2015

If the foregoing is acceptable to you, please sign this letter in the space provided. At the time you sign it, this Agreement will take effect as a binding agreement between you, Parent and Holdings on the basis and at the time set forth above.

Sincerely yours, PLANET FITNESS, INC.

By:	/s/ Richard Moore
Richard Moore Chief Administrative Officer and General Counsel

PLANET FITNESS HOLDINGS, LLC

By:	/s/ Richard Moore
Richard Moore Chief Administrative Officer and General Counsel

Accepted and Agreed:

/s/ Christopher Rondeau
Christopher Rondeau Date: July 2, 2015

EXHIBIT A

RELEASE OF CLAIMS

For and in consideration of certain benefits to be provided me, which are conditioned on my signing and not revoking this Release of Claims and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, I hereby release and forever discharge Planet Fitness Holdings, LLC and Planet Fitness, Inc. (collectively, the “Company”), and all affiliated entities, and all of their respective present and former officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims at law or in equity, whether now known or unknown, which I now have or ever have had against the Released Parties, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Genetic Information Nondiscrimination Act of 2008, the fair employment practices laws of the state or states in which I have provided services to the Company, and any other federal, state or local statute, regulation, ordinance or common law, and all claims related to or arising out of my employment or the termination of my employment with the Company (collectively, the “Claims”). I also waive any right I may have to recover any compensation or damages in any action against any of the Released Parties brought by any governmental entity on my behalf or on behalf of any class of which I may be a member. I hereby represent that I have not previously filed or joined in any complaints, charges or lawsuits against the Company pending before any governmental agency or court of law relating to my employment and/or the termination thereof. This Release of Claims shall not apply to any Claim (a) that arises after I sign this Release of Claims; (b) that may not be waived pursuant to applicable law; or (c) by me to enforce the provisions of this Release of Claims.

I further agree that I will not disparage or criticize the Released Parties, or the business, management or services of the Company or any of its affiliates, and that I will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its affiliates or harm the interests or reputation of the Company or any of its affiliates.

Nothing herein shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

I acknowledge that I may consider the terms of this Release of Claims to decide whether to sign it for up to twenty-one (21)/forty-five (45) days from my receipt of this Release of Claims. I acknowledge, however, that I may not sign this Release of Claims until after the date my employment with the Company terminates. I acknowledge that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to [Contact Name] prior to the end of the seven-day revocation period. I understand that this Release of Claims shall become effective upon the eighth (8th) day following the day I sign it, provided I do not revoke my acceptance.

I also acknowledge that I am advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms

Accepted and agreed:

Signature:_____________________________

                             Christopher Rondeau

Date:_________________________________